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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. )(1)

                     Platinum Underwriters Holdings Limited
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock $0.01 Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    G7127P100
            --------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

   /X/       Rule 13d-1(b)

   / /       Rule 13d-1(c)

   / /       Rule 13d-1(d)

----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. G7127P100
         --------------

-------------------------------------------------------------------------------
  1. Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only).

     Schroder Investment Management North America Inc.
     13-4064414
-------------------------------------------------------------------------------
  2. Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                       (a)  / /
                                                                       (b)  /X/
-------------------------------------------------------------------------------
  3. SEC Use Only


-------------------------------------------------------------------------------
  4. Citizenship or Place of Organization

     Delaware
-------------------------------------------------------------------------------
Number of Shares           5. Sole Voting Power
Beneficially Owned by
Each Reporting Person         2,210,000
With                       ----------------------------------------------------
                           6. Shared Voting Power

                           ----------------------------------------------------
                           7. Sole Dispositive Power

                              2,210,000
                           ----------------------------------------------------
                           8. Shared Dispositive Power

-------------------------------------------------------------------------------
  9. Aggregate Amount Beneficially Owned by Each Reporting Person

     2,210,000
-------------------------------------------------------------------------------
 10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) / /

-------------------------------------------------------------------------------
 11. Percent of Class Represented by Amount in Row (9)

     5.14%
-------------------------------------------------------------------------------
 12. Type of Reporting Person (See Instructions)

     IA
-------------------------------------------------------------------------------

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  1. Names of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only).

     Schroder Investment Management International Ltd.
-------------------------------------------------------------------------------
  2. Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                       (a)  / /
                                                                       (b)  /X/
-------------------------------------------------------------------------------
  3. SEC Use Only

-------------------------------------------------------------------------------
  4. Citizenship or Place of Organization

     United Kingdom
-------------------------------------------------------------------------------
Number of Shares           5. Sole Voting Power
Beneficially Owned by
Each Reporting Person         7,900
With                       ----------------------------------------------------
                           6. Shared Voting Power

                           ----------------------------------------------------
                           7. Sole Dispositive Power

                              7,900
                           ----------------------------------------------------
                           8. Shared Dispositive Power

-------------------------------------------------------------------------------
  9. Aggregate Amount Beneficially Owned by Each Reporting Person

     7,900
-------------------------------------------------------------------------------
 10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) / /

-------------------------------------------------------------------------------
 11. Percent of Class Represented by Amount in Row (9)

     0.02%
-------------------------------------------------------------------------------
 12. Type of Reporting Person (See Instructions)

     IA
-------------------------------------------------------------------------------

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ITEM 1.
     (a)  Name of Issuer

          Platinum Underwriters Holdings Limited
          --------------------------------------------------------------------
     (b)  Address of Issuer's Principal Executive Offices

          The Belvedere Building.
          69 Pitts Bay Road
          Pembroke, Bermuda
          --------------------------------------------------------------------

ITEM 2.
     (a)  Name of Person Filing

          Barbara Brooke Manning
          --------------------------------------------------------------------
     (b)  Address of Principal Business Office or, if none, Residence

          875 Third Avenue, 22nd Floor
          New York, NY 10022
          --------------------------------------------------------------------
     (c)  Citizenship

          Delaware
          --------------------------------------------------------------------
     (d)  Title of Class of Securities

          Common Stock
          --------------------------------------------------------------------
     (e)  CUSIP Number

          G7127P100
          --------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) or 240.13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:

          (a) / / Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

          (b)  / / Bank as defined in section 3(a)(6) of the Act
                   (15 U.S.C. 78c).

          (c) / / Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

          (d) / / Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

          (e) /X/ An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E);

          (f) / / An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

          (g) / / A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);

          (h) / / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

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          (i)  / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

          (j)  / / Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

ITEM 4.   OWNERSHIP

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          (a)  Amount beneficially owned:
               2,217,900
           --------------------------------------------------------------------
          (b)  Percent of Class:
               5.16%
           --------------------------------------------------------------------
          (c)  Number of shares as to which the person has:

                  (i)   Sole power to vote or to direct the vote
                        2,217,900
                  -------------------------------------------------------------
                  (ii)  Shared power to vote or to direct the vote
                        0
                  -------------------------------------------------------------
                  (iii) Sole power to dispose or to direct the disposition of
                        2,217,900
                  -------------------------------------------------------------
                  (iv)  Shared power to dispose or to direct the disposition of
                        0
                  -------------------------------------------------------------

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /.

          Not Applicable

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

          There are no other persons with such rights who own more than 5% of the issuer, except as reported herein.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

          Not Applicable

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          Schroder Investment Management North America Inc. IA
          Schroder Investment Management International Ltd. IA

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

          Not Applicable

ITEM 10.  CERTIFICATION

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     (a)  The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

              "By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect."

                                    SIGNATURE

              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                               February 12, 2004
                                     -----------------------------------------
                                                     Date

                                              Barbara Brooke Manning
                                     -----------------------------------------
                                                    Signature

                                               Barbara Brooke Manning
                                        Senior Vice President, Director and
                                              Chief Compliance Officer
                                     -----------------------------------------
                                                   Name/Title

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